Exhibit 32.1

CERTIFICATION OF PERIODIC FINANCIAL REPORTS PURSUANT TO 18 U.S.C. §1350

     The undersigned hereby certifies that he is the duly appointed and acting Principal Executive Officer of Cannae Holdings, Inc., a Nevada corporation (the “Company”), and hereby further certifies as follows.
1.The periodic report containing financial statements to which this certificate is an exhibit fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

2.The information contained in the periodic report to which this certificate is an exhibit fairly presents, in all material respects, the financial condition and results of operations of the Company.

     In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.
Date: November 10, 2025

By:	/s/ Ryan R. Caswell
Ryan R. Caswell
Chief Executive Officer and Principal Executive Officer